Exhibit 99.1

Calumet Reports Fourth Quarter and Fiscal Year 2024 Results

•	Fourth quarter 2024 net loss of $40.7 million, or basic loss per common share of $0.47 per share
•	Fourth quarter 2024 Adjusted EBITDA of $56.6 million
●	Announces sale of Royal Purple® industrial business for $110 million
●	Montana Renewables received initial funds from U.S. Department of Energy (“DOE”) loan in February 2025
●	Specialties business posts record sales volume and cost improvement in 2024

INDIANAPOLIS — (PR NEWSWIRE) — February 28, 2025 — Calumet, Inc. (NASDAQ: CLMT) today reported results of Calumet, Inc. (the “Company,” “Calumet,” “we,” “our” or “us”) for the fourth quarter ended December 31, 2024, as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(Dollars in millions, except per share/unit data)
Net income (loss)	$(40.7)	$(48.0)	$(222.0)	$48.1
Basic earnings (loss) per common share/unit	$(0.47)	$(0.59)	$(2.67)	$0.59
Adjusted EBITDA	$56.6	$39.7	$194.8	$260.5

	Specialty Products and Solutions		Performance Brands		Montana/Renewables
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2024	2023	2024	2023	2024	2023

	(Dollars in millions, except per barrel data)
Gross profit (loss)	$62.3	$88.1	$25.2	$16.1	$(3.9)	$(82.1)
Adjusted gross profit (loss)	$50.6	$69.6	$25.7	$16.5	$19.1	$(19.3)
Adjusted EBITDA	$43.4	$75.6	$16.3	$6.1	$10.9	$(25.8)
Gross profit (loss) per barrel	$11.00	$16.11	$170.27	$135.29	$(1.87)	$(45.76)
Adjusted gross profit (loss) per barrel	$8.93	$12.73	$173.65	$138.66	$9.15	$(10.76)

	Specialty Products and Solutions		Performance Brands		Montana/Renewables
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023	2024	2023

	(Dollars in millions, except per barrel data)
Gross profit (loss)	$189.0	$402.2	$95.3	$82.1	$(53.5)	$(32.6)
Adjusted gross profit	$214.5	$291.0	$98.6	$78.5	$51.9	$59.8
Adjusted EBITDA	$193.6	$251.2	$57.4	$47.9	$16.7	$30.2
Gross profit (loss) per barrel	$8.26	$18.73	$152.24	$160.35	$(6.14)	$(4.56)
Adjusted gross profit per barrel	$9.38	$13.56	$157.51	$153.32	$5.95	$8.36

“The past twelve months of strategic activity at Calumet has fundamentally reset the company’s foundation,” said Todd Borgmann, CEO. “Successfully completing the conversion to a C-Corporation, receiving the first DOE funding under the new administration, derisking Montana Renewables operations, and continuing to widen the competitive moat around our Specialties business positions the company to succeed against our top priority of deleveraging the balance sheet and growing cash flows.”

“With receipt of funding from the DOE in February 2025, we have completely recapitalized Montana Renewables, which eliminates approximately $80 million annually during the construction period that was previously used for third-party debt service and sets the stage for growth through our MaxSAF™ expansion. In addition to the large cash flow unlocked through this loan, today’s announced sale of the Royal Purple® industrial business demonstrates the next step in our commitment to accelerate the deleveraging of our company.”

Specialty Products and Solutions (SPS): The SPS segment reported Adjusted EBITDA of $43.4 million during the fourth quarter of 2024 compared to Adjusted EBITDA of $75.6 million for the same quarter a year ago. Segment results reflected strong production levels partially offsetting headwinds in fuels reflecting negative crack spreads.

Performance Brands (PB): The PB segment reported Adjusted EBITDA of $16.3 million during the fourth quarter of 2024 versus Adjusted EBITDA of $6.1 million in the fourth quarter of 2023, benefitting from 15 percent growth in year-over-year volumes.

Montana/Renewables (MR): The MR segment reported $10.9 million of Adjusted EBITDA during the fourth quarter of 2024 compared to Adjusted EBITDA of $(25.8) million in the prior year period. Fourth quarter results reflect continued operating momentum in our renewables business and the receipt of an insurance claim, partially offset by the impact of a planned turnaround in the fourth quarter of 2024. The turnaround was successfully completed during the quarter and the site resumed normal operations in December 2024.

Corporate: Total corporate costs represent $(14.0) million of Adjusted EBITDA for the fourth quarter 2024. This compares to $(16.2) million of Adjusted EBITDA in the fourth quarter 2023.

Calumet Announces Sale of Assets Related to Industrial Portion of its Royal Purple® Business

Calumet announced it has entered into a definitive agreement with a wholly owned subsidiary of Lubrication Engineers, Inc., a portfolio company of Aurora Capital Partners, to sell assets related to the industrial portion of its Royal Purple® business, for $110 million. Calumet will retain and continue to grow the consumer portion of the Royal Purple business and the Royal Purple production facility in Porter, TX.

The transaction of Royal Purple’s high performance synthetic industrial product line include industrial gear lubricants, bio-environmental lubricants, stationary natural gas engine oils, hydraulic lubricants, and compressor oils, along with an exclusive license of the brand for industrial applications. During the year ended December 31, 2024, Royal Purple’s industrial business generated approximately $29 million of total sales.

Calumet will retain ownership of the Porter, Texas, manufacturing site and the consumer portion of the Royal Purple business, which caters to a diverse array of automotive product applications through a multi-channel strategy of leading national retail outlets and specialty auto parts stores. Key brands within the consumer portion of Royal Purple include: High Performance Motor Oil, HPS®, HMX®, Max EZ®, Max Gear®, Max-Clean®, XPR®, and Duralec Super™.

The Company expects to use the sale proceeds to primarily pay down debt. The transaction is expected to close in the first half of 2025, subject to customary closing conditions.

Calumet Specialty Products Partners, L.P. Completes Conversion to C-Corporation

As previously announced in July 2024, Calumet Specialty Products Partners, L.P. completed the previously announced conversion (the “Conversion”) of its structure from an MLP to a C-Corporation, pursuant to which the unitholders of Calumet Specialty Products Partners, L.P. (the “Partnership”) became shareholders of Calumet, Inc. As previously announced, at the Partnership’s special meeting of unitholders held on July 9, 2024, over 99% of the votes cast on the Conversion proposal were cast in favor of the approval of the Conversion. The Partnership’s unitholders also voted to approve all other proposals presented at the special meeting.

Montana Renewables Receives First Drawdown from $1.44 Billion DOE Loan Facility

Calumet announced on February 18, 2025, that Montana Renewables, LLC, an unrestricted subsidiary of Calumet received its first drawdown of approximately $782 million from its $1.44 billion guaranteed loan facility with the DOE Loan Programs Office (“LPO”). The loan funds the construction and expansion of the renewable fuels facility owned by Montana Renewables.

The expansion positions Montana Renewables as one of the largest Sustainable Aviation Fuel (“SAF”) producers globally, enabling an increase in annual production capacity to approximately 300 million gallons of SAF and 330 million gallons of combined SAF and renewable diesel. The planned expansion includes several key modular components, which will provide the ability to increase capacity and reduce costs. The most important component is a second renewable fuels reactor, which will allow approximately half of the 300-million-gallon SAF capability to be online by 2026.

The loan guarantee is structured in two tranches, with the first tranche of approximately $782 million released to fund eligible expenses previously incurred by MRL. Simultaneous with the first tranche funding, Calumet made an additional $150 million equity investment in Montana Renewables Holdings LLC, the parent company of MRL, with cash on hand. The balance of the guaranteed loan proceeds of up to approximately $658 million is expected to be disbursed through a delayed draw construction facility, and MRL expects this second tranche to be disbursed during construction beginning in 2025 through the anticipated completion of the MaxSAF™ project in 2028. Disbursements under the guaranteed loan facility are subject to the satisfaction of certain commercial, technical, and legal conditions precedent. During construction, retained earnings from MRL are expected to supplement DOE funds to maintain debt at 55% of capitalization during the MaxSAF™ construction sequence. The loan has a 15-year tenor and an annual interest rate at the U.S. Treasury rate plus 3/8%. Servicing of principal and interest will be deferred until MaxSAF™ is commissioned.

Operations Summary

The following table sets forth information about the Company’s continuing operations after giving effect to the elimination of all intercompany activity. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased blendstocks such as ethanol and specialty blendstocks, as well as the resale of crude oil.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(In bpd)		(In bpd)
Total sales volume (1)	85,882	80,234	88,007	79,805
Facility production:
Specialty Products and Solutions:
Lubricating oils	12,804	11,381	12,174	10,358
Solvents	7,493	7,303	7,570	7,208
Waxes	1,613	1,200	1,540	1,326
Fuels, asphalt and other by-products	39,801	40,141	36,396	37,353
Total Specialty Products and Solutions	61,711	60,025	57,680	56,245
Montana/Renewables:
Gasoline	3,660	3,919	3,556	3,898
Diesel	2,903	2,862	2,830	2,941
Jet fuel	338	370	472	449
Asphalt, heavy fuel oils and other	3,667	4,512	3,983	4,483
Renewable fuels	7,865	5,442	9,848	6,314
Total Montana/Renewables	18,433	17,105	20,689	18,085

Performance Brands	1,692	1,347	1,739	1,474

Total facility production	81,836	78,477	80,108	75,804

(1)

Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased blendstocks.

Webcast Information

A conference call is scheduled for 9:00 a.m. ET on February 28, 2025, to discuss the financial and operational results for the fourth quarter of 2024. Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on Calumet’s website at www.calumet.investorroom.com/events. Interested parties may also participate in the call by dialing (844) 695-5524. A replay of the conference call will be available a few hours after the event on the investor relations section of Calumet’s website, under the events and presentations section and will remain available for at least 90 days.

About Calumet

Calumet, Inc. (NASDAQ: CLMT) manufactures, formulates, and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “will,” “may,” “intend,” “believe,” “expect,” “outlook,” “forecast,” “anticipate,” “estimate,” “continue,” “plan,” “should,” “could,” “would,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) demand for finished products in markets we serve, (ii) our expectation regarding our business outlook and cash flows, including with respect to the Montana Renewables business and our plans to de-leverage our balance sheet, (iii) our expectations regarding the DOE loan facility (the
“DOE Facility”), including the timing, size and intended use of borrowings under such facility, (iv) our expectation that the DOE Facility will enable MRL to complete the MaxSAF™ construction and that such project will be completed on time and on budget, (v) our expectation regarding the time required to consummate the proposed sale of the Royal Purple® industrial business (the “Proposed Transaction”) and the satisfaction or waiver of conditions in the agreement governing the Proposed Transaction, (vi) our ability to obtain regulatory or other third-party approvals and consents and otherwise consummate the Proposed Transaction, (vii) our ability to achieve the strategic and other objectives relating to the Proposed Transaction, (viii) our expectation regarding anticipated capital expenditures and strategic initiatives, and (vii) our ability to meet our financial commitments, debt service obligations, debt instrument covenants, contingencies and anticipated capital expenditures. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our current expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisition or disposition transactions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause our actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty products, fuels, renewable fuels and other refined products; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuel products, and renewable fuel products that meet our customers’ unique and precise specifications; the marketing of alternative and competing products; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for renewable identification numbers (“RINs”); shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market, business or political conditions, including inflationary pressures, instability in financial institutions, general economic slowdown or a recession, political tensions, conflicts and war (such as the ongoing conflicts in Ukraine and the Middle East and their regional and global ramifications).

For additional information regarding factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including the risk factors and other cautionary statements in the Partnership’s latest Annual Report on Form 10-K and other filings with the SEC by Calumet and the Partnership.

We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by applicable law. Certain public statements made by us and our representatives on the date hereof may also contain forward-looking statements, which are qualified in their entirety by the cautionary statements contained above.

Non-GAAP Financial Measures

Our management uses certain non-GAAP performance measures to analyze operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our financial information presented in accordance with generally accepted accounting principles (“GAAP”). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include performance measures along with certain key operating metrics.

We use the following financial performance measures:

EBITDA: We define EBITDA for any period as net income (loss) plus interest expense (including amortization of debt issuance costs), income taxes and depreciation and amortization. Historically, we considered net income (loss) to be the most directly comparable GAAP measure to EBITDA. We believe net income (loss) is the most directly comparable GAAP measure to EBITDA.

Adjusted EBITDA: We define Adjusted EBITDA for any period as: EBITDA adjusted for (a) impairment; (b) unrealized gains and losses from mark to market accounting for hedging activities; (c) realized gains and losses under derivative instruments excluded from the determination of net income (loss); (d) non-cash equity-based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (e) debt refinancing fees, extinguishment costs, premiums and penalties; (f) any net gain or loss realized in connection with an asset sale that was deducted in computing net income (loss); (g) amortization of turnaround costs; (h) LCM inventory adjustments; (i) the impact of liquidation of inventory layers calculated using the LIFO method; (j) RINs mark-to-market adjustments; and (k) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense.

Specialty Products and Solutions segment Adjusted EBITDA Margin: We define Specialty Products and Solutions segment Adjusted EBITDA Margin for any period as Specialty Products and Solutions segment Adjusted EBITDA divided by Specialty Products and Solutions segment sales.

Specialty Products and Solutions segment Adjusted gross profit (loss): We define Specialty Products and Solutions segment Adjusted gross profit (loss) for any period as Specialty Products and Solutions segment gross profit (loss) excluding the impact of (a) LCM inventory adjustments; (b) the impact of liquidation of inventory layers calculated using the LIFO method; (c) RINs mark-to-market adjustments; (d) depreciation and amortization; and (e) all extraordinary, unusual or non-recurring items of revenue or cost of sales.

Performance Brands segment Adjusted gross profit (loss): We define Performance Brands segment Adjusted gross profit (loss) for any period as Performance Brands segment gross profit (loss) excluding the impact of (a) LCM inventory adjustments; (b) the impact of liquidation of inventory layers calculated using the LIFO method; (c) RINs mark-to-market adjustments; (d) depreciation and amortization; and (e) all extraordinary, unusual or non-recurring items of revenue or cost of sales.

Montana/Renewables segment Adjusted gross profit (loss): We define Montana/Renewables segment Adjusted gross profit (loss) for any period as Montana/Renewables segment gross profit (loss) excluding the impact of (a) LCM inventory adjustments; (b) the impact of liquidation of inventory layers calculated using the LIFO method; (c) RINs mark-to-market adjustments; (d) depreciation and amortization; and (e) all extraordinary, unusual or non-recurring items of revenue or cost of sales.

The definition of Adjusted EBITDA that is presented in this press release is similar to the calculation of (i) “Consolidated Cash Flow” contained in the indentures governing our 11.00% Senior Notes due 2025 (the “2025 Notes”), our 8.125% Senior Notes due 2027 (the “2027 Notes”), each series of our 9.75% Senior Notes due 2028 (the “2028 Notes”), and our 9.25% Senior Secured First Lien Notes due 2029 (the “2029 Secured Notes”) and (ii) “Consolidated EBITDA” contained in the credit agreement governing our revolving credit facility. We are required to report Consolidated Cash Flow to the holders of our 2025 Notes, 2027 Notes, 2028 Notes, and 2029 Secured Notes and Consolidated EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our most recent Annual Report on Form 10-K and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

These non-GAAP measures are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;
•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure;
•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities; and
•	our operating performance excluding the non-cash impact of LCM and LIFO inventory adjustments, RINs mark-to-market adjustments, and depreciation and amortization.

We believe that these non-GAAP measures are useful to analysts and investors, as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to fund our capital requirements and to pay interest on our debt obligations. We believe that excluding these transactions allows investors to meaningfully analyze trends and performance of our core cash operations.

EBITDA, Adjusted EBITDA, and segment Adjusted gross profit (loss) should not be considered alternatives to Net income (loss), Operating income (loss), Net cash provided by (used in) operating activities, gross profit (loss) or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA, and segment Adjusted gross profit (loss) management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our liabilities for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA, and segment Adjusted gross profit (loss) are only a few of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA, and segment Adjusted gross profit (loss) may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA, and segment Adjusted gross profit (loss) in the same manner. Please see the section of this release entitled “Non-GAAP Reconciliations” for tables that present reconciliations of EBITDA and Adjusted EBITDA to Net income (loss), our most directly comparable GAAP financial performance measure; and segment Adjusted gross profit (loss) to segment gross profit (loss), our most directly comparable GAAP financial performance measure.

CALUMET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share/unit and per share/unit data)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)
	2024	2023	2024	2023
Sales	$949.5	$976.5	$4,189.4	$4,181.0
Cost of sales	865.9	954.4	3,958.6	3,729.3
Gross profit	83.6	22.1	230.8	451.7
Operating costs and expenses:
Selling	12.0	13.5	55.7	54.9
General and administrative	44.5	30.0	145.5	133.0
Taxes other than income taxes	2.8	5.9	20.7	21.5
Loss on impairment and disposal of assets	2.0	3.5	2.0	3.5
Other operating (income) expense	(0.4)	(16.9)	(1.2)	(28.4)
Operating income (loss)	22.7	(13.9)	8.1	267.2
Other income (expense):
Interest expense	(61.4)	(58.0)	(236.7)	(221.7)
Debt extinguishment costs	(0.1)	(0.4)	(0.4)	(5.9)
Gain (loss) on derivative instruments	(0.3)	24.4	9.3	9.9
Other income (expense)	(2.2)	0.1	(1.5)	0.2
Total other expense	(64.0)	(33.9)	(229.3)	(217.5)
Net income (loss) before income taxes	(41.3)	(47.8)	(221.2)	49.7
Income tax (benefit) expense	(0.6)	0.2	0.8	1.6
Net income (loss)	$(40.7)	$(48.0)	$(222.0)	$48.1
Allocation of net income (loss) to partners:
Net income (loss) attributable to partners		$(48.0)		$48.1
Less:
General partners' interest in net income (loss)		(1.0)		1.0
Net income (loss) available to limited partners		$(47.0)		$47.1
Earnings per share / Limited partners' interest net income (loss) per unit:
Basic and diluted	$(0.47)	$(0.59)	$(2.67)	$0.59
Weighted average number of common shares / limited partner units outstanding:
Basic and diluted	86,089,979	80,174,931	83,146,680	80,075,530

CALUMET, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share/unit data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$38.1	$7.9
Accounts receivable, net:
Trade, less allowance for credit losses of $1.1 million and $1.2 million, respectively	241.7	252.4
Other	36.4	33.8
	278.1	286.2
Inventories	416.3	439.4
Derivative assets	—	9.6
Prepaid expenses and other current assets	33.5	51.6
Total current assets	766.0	794.7
Property, plant and equipment, net	1,438.8	1,506.3
Goodwill	173.0	173.0
Other intangible assets, net	22.0	28.5
Operating lease right-of-use assets	240.2	114.4
Other noncurrent assets, net	118.2	134.4
Total assets	$2,758.2	$2,751.3
LIABILITIES AND STOCKHOLDERS' EQUITY / PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
Accounts payable	$320.8	$322.0
Accrued interest payable	45.4	48.7
Accrued salaries, wages and benefits	94.7	87.1
Other taxes payable	11.9	13.5
Obligations under inventory financing agreements	32.0	190.4
Current portion of RINs obligation	245.4	277.3
Current portion of operating lease liabilities	58.8	75.6
Other current liabilities	19.1	42.4
Current portion of long-term debt	35.5	55.7
Total current liabilities	863.6	1,112.7
Pension and postretirement benefit obligations	4.0	4.2
Other long-term liabilities	110.0	10.4
Long-term operating lease liabilities	182.2	39.0
Long-term debt, less current portion	2,064.7	1,829.7
Total liabilities	$3,224.5	$2,996.0
Commitments and contingencies
Redeemable noncontrolling interest	$245.6	$245.6
Stockholders' equity / partners' capital (deficit):
Common stock: par value $0.01 per share, 700,000,000 shares authorized, and 85,950,493 shares issued and outstanding as of December 31, 2024.	$0.9	$—
Additional paid-in capital	825.4	—
Warrants: 2,000,000 warrants issued and outstanding as of December 31, 2024.	7.8	—
Accumulated deficit	(1,539.0)	—
Limited partners' interest (79,967,363 units issued and outstanding at December 31, 2023.)	—	(484.4)
General partners' interest	—	1.3
Accumulated other comprehensive loss	(7.0)	(7.2)
Total stockholders' equity / partners' capital (deficit)	(711.9)	(490.3)
Total liabilities and stockholders' equity / partners' capital (deficit)	$2,758.2	$2,751.3

CALUMET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2024	2023

Operating activities
Net income (loss)	$(222.0)	$48.1
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	149.0	146.8
Amortization of turnaround costs	38.0	36.1
Non-cash interest expense	8.0	5.7
Debt extinguishment costs	0.4	1.6
Non-cash RINs (gain) expense	(31.9)	(199.1)
Unrealized (gain) loss on derivative instruments	5.9	(33.0)
Loss on impairment and disposal of assets	2.0	3.5
Equity based compensation	14.6	14.7
Lower of cost or market inventory adjustment	7.0	33.2
Other non-cash activities	(7.0)	0.5
Changes in assets and liabilities
Accounts receivable	8.0	(19.2)
Inventories	16.1	25.1
Prepaid expenses and other current assets	17.9	(25.9)
Turnaround costs	(20.6)	(47.9)
Other assets	(5.6)	(10.2)
Accounts payable	1.7	(12.4)
Accrued interest payable	(5.2)	15.3
Accrued salaries, wages and benefits	4.0	(17.1)
Other taxes payable	(1.6)	4.0
Other liabilities	(25.1)	15.3
Net cash used in operating activities	$(46.4)	$(14.9)
Investing activities
Additions to property, plant and equipment	(76.7)	(271.8)
Proceeds from sale of property, plant and equipment	—	—
Net cash used in investing activities	$(76.7)	$(271.8)
Financing activities
Proceeds from borrowings — revolving credit facility	2,129.2	2,185.0
Repayments of borrowings — revolving credit facility	(1,979.3)	(2,152.3)
Proceeds from borrowings — MRL revolving credit agreement	159.1	93.2
Repayments of borrowings — MRL revolving credit agreement	(172.1)	(80.2)
Proceeds from borrowings — senior notes	554.4	325.0
Repayments of borrowings — senior notes	(592.5)	(121.0)
Payments on finance lease obligations	(1.1)	(1.0)
Proceeds from inventory financing	671.3	1,712.0
Payments on inventory financing	(708.5)	(1,753.9)
Proceeds from other financing obligations	144.7	102.0
Payments on other financing obligations	(41.5)	(30.1)
Debt issuance costs	(9.4)	(12.5)
Net cash provided by financing activities	$154.3	$266.2
Net increase (decrease) in cash, cash equivalents and restricted cash	$31.2	$(20.5)
Cash, cash equivalents and restricted cash at beginning of period	$14.7	$35.2
Cash, cash equivalents and restricted cash at end of period	$45.9	$14.7
Cash and cash equivalents	$38.1	$7.9
Restricted cash	$7.8	$6.8
Supplemental disclosure of cash flow information
Interest paid, net of capitalized interest	$232.0	$201.9
Supplemental disclosure of non-cash investing activities
Non-cash property, plant and equipment additions	$30.7	$31.3

CALUMET, INC.

NON-GAAP RECONCILIATIONS

RECONCILIATION OF NET INCOME (LOSS)

TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(Unaudited)

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA:
Net income (loss)	$(40.7)	$(48.0)	$(222.0)	$48.1
Add:
Interest expense	61.4	58.0	236.7	221.7
Depreciation and amortization	40.9	50.2	149.0	146.9
Income tax expense	(0.6)	0.2	0.8	1.6
EBITDA	$61.0	$60.4	$164.5	$418.3
Add:
LCM / LIFO loss	$3.4	$26.2	$12.3	$35.6
Unrealized (gain) loss on derivative instruments	5.2	(14.2)	(47.1)	(33.0)
Debt extinguishment costs	0.1	0.4	0.4	5.9
Amortization of turnaround costs	9.5	9.1	38.0	36.1
Loss on impairment and disposal of assets	2.0	3.5	2.0	3.5
RINs mark-to-market gain	(40.3)	(74.3)	(66.4)	(290.2)
Equity-based compensation and other items	15.3	(0.8)	19.7	20.2
Other non-recurring expenses (1)	3.4	25.4	75.5	60.9
Noncontrolling interest adjustments	(3.0)	4.0	(4.1)	3.2
Adjusted EBITDA	$56.6	$39.7	$194.8	$260.5

(1)

For the year ended December 31, 2024, other non-recurring expenses included a $51.3 million realized loss on derivatives related to our inventory financing arrangements. For the year ended December 31, 2023, other non-recurring expenses included a $50.6 million charge to cost of sales for losses under firm purchase commitments.

CALUMET, INC.

RECONCILIATION OF SEGMENT GROSS PROFIT (LOSS)

TO SEGMENT ADJUSTED GROSS PROFIT

(In millions, except per barrel data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(Unaudited)
Reconciliation of Segment Gross Profit (Loss) to Segment Adjusted Gross Profit:
Specialty Products and Solution segment gross profit	$62.3	$88.1	$189.0	$402.2
LCM/LIFO inventory (gain) loss	(1.1)	(0.4)	0.2	(2.1)
Other adjustments (1)	—	—	—	(9.5)
RINs mark to market (gain) loss	(28.1)	(40.6)	(45.0)	(176.1)
Depreciation and amortization	17.5	22.5	70.3	76.5
Specialty Products and Solutions segment Adjusted gross profit	$50.6	$69.6	$214.5	$291.0

Performance Brands segment gross profit	$25.2	$16.1	$95.3	$82.1
LCM/LIFO inventory loss	(0.2)	(0.2)	0.6	2.0
Other adjustments (2)	—	—	—	(8.2)
Depreciation and amortization	0.7	0.6	2.7	2.6
Performance Brands segment Adjusted gross profit	$25.7	$16.5	$98.6	$78.5

Montana/Renewables segment gross profit (loss)	$(3.9)	$(82.1)	$(53.5)	$(32.6)
LCM/LIFO inventory (gain) loss	4.7	26.8	11.5	35.7
Loss on firm purchase commitments	—	22.2	8.5	50.6
RINs mark to market (gain) loss	(12.2)	(20.1)	(21.4)	(89.1)
Depreciation and amortization	30.5	33.9	106.8	95.2
Montana/Renewables segment Adjusted gross profit	$19.1	$(19.3)	$51.9	$59.8

Reported Specialty Products and Solutions segment gross profit per barrel	$11.00	$16.11	$8.26	$18.73
LCM/LIFO inventory (gain) loss per barrel	(0.19)	(0.07)	0.01	(0.10)
Other adjustments per barrel	—	—	—	(0.44)
RINs mark to market (gain) loss per barrel	(4.96)	(7.42)	(1.97)	(8.20)
Depreciation and amortization per barrel	3.08	4.11	3.08	3.57
Specialty Products and Solutions segment Adjusted gross profit per barrel	$8.93	$12.73	$9.38	$13.56

Reported Performance Brands segment gross profit per barrel	$170.27	$135.29	$152.24	$160.35
LCM/LIFO inventory loss per barrel	(1.35)	(1.68)	0.96	3.91
Other adjustments per barrel	—	—	—	(16.02)
Depreciation and amortization per barrel	4.73	5.05	4.31	5.08
Performance Brands segment Adjusted gross profit per barrel	$173.65	$138.66	$157.51	$153.32

Reported Montana/Renewables segment gross profit (loss) per barrel	$(1.87)	$(45.76)	$(6.14)	$(4.56)
LCM/LIFO inventory (gain) loss per barrel	2.25	14.94	1.32	4.99
Loss on firm purchase commitments per barrel	—	12.37	0.98	7.08
RINs mark to market (gain) loss per barrel	(5.85)	(11.20)	(2.45)	(12.46)
Depreciation and amortization per barrel	14.62	18.89	12.24	13.31
Montana/Renewables segment Adjusted gross profit per barrel	$9.15	$(10.76)	$5.95	$8.36

Specialty Products and Solutions Adjusted EBITDA	$43.4	$75.6	$193.6	$251.2
Specialty Products and Solutions sales	647.5	708.4	2,789.3	2,876.9
Specialty Products and Solutions Adjusted EBITDA margin	6.7%	10.7%	6.9%	8.7%

(1)	For the year ended December 31, 2023, other adjustments for the Specialty Products and Solutions segment included a $9.5 million gain for proceeds received under the Company’s property damage insurance policy.

(2)	For the year ended December 31, 2023, other adjustments for the Performance Brands segment included a $8.2 million gain for proceeds received under the Company’s business interruption insurance policy.